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                                                         EXHIBIT NO. EX-99.a.6

                       DIMENSIONAL INVESTMENT GROUP INC.

                             ARTICLES OF AMENDMENT


     DIMENSIONAL INVESTMENT GROUP INC., a Maryland corporation, having its principal office in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

     FIRST: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

     SECOND: The charter of the Corporation, as amended, supplemented and restated (the "Charter"), is further amended as follows: (i) by changing the name of "RWB/DFA U.S. High Book to Market Portfolio Shares" class of common stock of the Corporation to "AAM/DFA U.S. High Book to Market Portfolio Shares" and (ii) by deleting from the Charter of the Corporation the name "RWB/DFA U.S. High Book to Market Portfolio Shares" and inserting in lieu thereof "AAM/DFA U.S. High Book to Market Portfolio Shares."

     THIRD: The Charter of the Corporation is further amended as follows: (i) by changing the name of "RWB/DFA Two-Year Corporate Fixed Income Portfolio Shares" class of common stock of the Corporation to "AAM/DFA Two-Year Corporate Fixed Income Portfolio Shares" and (ii) by deleting from the Charter of the Corporation the name "RWB/DFA Two-Year Corporate Fixed Income Portfolio Shares" and inserting in lieu thereof "AAM/DFA Two-Year Corporate Fixed Income Portfolio Shares."

     FOURTH: The Charter of the Corporation is further amended as follows:
(i) by changing the name of "RWB/DFA Two-Year Government Portfolio Shares" class of common stock of the Corporation to "AAM/DFA Two-Year Government Portfolio Shares" and (ii) by deleting from the Charter of the Corporation the name "RWB/DFA Two-Year Government Portfolio Shares" and inserting in lieu thereof "AAM/DFA Two-Year Government Portfolio Shares."

     FIFTH: The foregoing amendments to the Charter of the Corporation as set forth above have been duly approved by a majority of the entire Board of Directors of the Corporation as required by law and are limited to changes expressly permitted by Section 2-605(a)(4) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

     SIXTH: The amendments to the Charter of the Corporation as set forth above do not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the shares of the classes of common stock of the Corporation that are the subject of the amendments or the aggregate par values thereof.


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     IN WITNESS WHEREOF, the Corporation has caused these Articles of
Amendment to be signed in its name and on its behalf on this 27th day of July, 2000 by its Vice President, who acknowledges that these Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information and belief and under penalties of perjury, all matters and facts contained herein are true in all material respects.



                                      DIMENSIONAL INVESTMENT GROUP INC.

                                      By: /s/ Michael T. Scardina
                                          -----------------------
                                          Michael T. Scardina
                                          Vice President


ATTEST: /s/ Catherine L. Newell
        -----------------------
        Catherine L. Newell
        Secretary


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